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                                                                    Exhibit 99.1

                     CONTACT: FELDMAN MALL PROPERTIES, INC.
                              Larry Feldman
[FELDMAN                      Chairman & Chief Executive Officer
MALL                          -or-
PROPERTIES                    Thomas E. Wirth
LOGO]                         Executive Vice President, Chief Financial Officer
                              (516) 684 -1239
                              1010 Northern Blvd, Suite 314
                              Great Neck, NY 11021

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             FELDMAN MALL PROPERTIES, INC. ADDS THE TALLAHASSEE MALL
                  IN TALLAHASSEE, FLORIDA TO GROWING PORTFOLIO

JUNE 29, 2005 - GREAT NECK, NY -- Feldman Mall Properties, Inc. (NYSE: FMP), a real estate investment trust focused on the renovation and repositioning of retail shopping malls, today announced the acquisition of the Tallahassee Mall (the "Mall"), a 963,000 square foot mall located in Tallahassee, the state capital of Florida for $61.4 million.

The purchase price of $61.4 million includes the assumption of the existing mortgage loan of approximately $45.3 million plus cash in the amount of approximately $16.1 million. The property is subject to a long term ground lease that expires in the year 2063 (assuming the exercise of an extension option).

The Company is acquiring all of the anchors and shops. The Mall's four major anchor tenants are AMC Theaters, the only 20-screen stadium seating theater in the Tallahassee market, Dillard's, Parisian and Burlington Coat Factory. In addition, the Mall contains a remarkably strong roster of seven "big box" junior anchor tenants: Old Navy, Sports Authority, Goody's, Ross Dress for Less, Shoe Carnival, Barnes & Noble and Guitar Center.

Overall occupancy at the Tallahassee Mall is 96.8% including anchor tenants. Excluding anchor tenants and excluding temporary tenants, the shop occupancy is 68.4%. Including temporary tenants, the shop occupancy is 84.8%. The sales trends at Tallahassee Mall are positive with shop sales growing around 6% per annum and averaging about $325 per square foot. The Company expects an initial yield on its investment of approximately 7.9%, based upon the in-place operating income for 2005.

Financing for the Tallahassee Mall was funded with proceeds from a six- month first mortgage bridge loan financing collateralized by Colonie Center.

With the completion of this transaction, together with the anticipated closing of the acquisition of the Northgate Mall, the Company's portfolio including non-owned anchor tenants will consist of six regional malls aggregating approximately 6.2 million square feet.

To receive the Company's latest news release and other corporate documents, please contact The Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.FeldmanMall.com.


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ABOUT FELDMAN MALL PROPERTIES, INC.
Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed retail shopping malls. Feldman Mall Properties Inc.'s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information on Feldman Mall Properties Inc., visit the Company's website at www.feldmanmall.com.

FORWARD-LOOKING INFORMATION:
This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.

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